Seligman New Technologies Fund I
                                                                 Symbol: XSTFX
                                           Fund Fact Sheet as of June 30, 2001
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Fund Objective

The Fund seeks long-term capital appreciation by exploring opportunities and investing in companies that will bring us tomorrow's technologies, including private companies typically not available to the general public.

Inception Date: July 27, 1999

Per-Share Net Asset Value as of 6/30/01: $17.53


Fund Performance*
Total Return as of 6/30/01           Without            With
                                 Sales Charges       Sales Charges

1 Year                            (53.08)%             (54.48)%
Since Inception                   (11.77)              (14.42)


Market Overview

The general tone of the technology sector has changed very little from what we observed at the end of the first quarter; difficulties in the public markets continue to impact the private sector. We believe, however, that the current overcompression of valuations in the public technology markets has created significant buying opportunities, especially among the higher-quality names. The funding environment on the private side continues to be challenging, and liquidity opportunities are largely on hold, with the IPO market remaining virtually closed. The power in the private markets has shifted from the entrepreneurs (who had been able to pit buyer against buyer) to the venture capitalists (the buyers). Though we expect to see continued volatility in the tech markets near-term, we believe the sector is on the road to fundamental recovery. As committed investors, our long-term outlook for the technology sector remains optimistic, and we will continue to manage the Fund for the long term through this difficult period.

* Past performance is no guarantee of future results. Total return assumes the reinvestment of all divi-dends and distributions. Returns are calculated without and with the effect of the initial 3% maximum sales charge. The rate of return will vary and the principal value of an investment will fluctuate. Shares, if redeemed, may be worth more or less than their original cost. In addition, an investment in the Fund involves investment risks, including the possible loss of principal.

Seligman New Technologies Fund I is closed to new investment. Seligman New Technologies Fund I currently has no assets available for new venture capital investments. This material is not an offer, or a solicitation of an offer, to purchase any securities or other financial instruments, and may not be so construed. The views and opinions expressed are those of J. & W. Seligman & Co. Incorporated, are provided for general information only, and do not constitute specific tax, legal, or investment advice to, or recommendations for, any person. There can be no guarantee as to the accuracy of market forecasts. Opinions, estimates, and forecasts may be changed without notice.

Fund Holdings                                  Venture Capital Top Sectors
as a percentage of net assets                                        Percent of
[GRAPHIC OF PIE CHART OMITTED]                                       Net Assets

Cash/Short-Term Securities    11.2%            Internet and New Media    13.9%
Public Companies              49.2%            Digital Platform          11.4
Venture Capital               39.6%            Biometric Software         7.6
                                               Broadband and Fiber Optics 4.4

                                               Public Top Sectors
                                                                     Percent of
                                                                     Net Assets

                                               Internet/Online            16.4%
                                               Communications
                                                Infrastructure            13.0
                                               Computer Software          12.3
                                               Semiconductors             10.5
                                               Media                       5.5


Top Public Holdings

Nasdaq 100 Trust, Series 1
Technology Index
AOL Time Warner
Media
Crown Castle International
Communications Infrastructure
American Tower
Communications Infrastructure
SeaChange International
Media
Docent
Internet/Online
American Power Conversion
Computer Hardware and Peripherals
Lattice Semiconductor
Semiconductors
Orbotech
Electronics Capital Equipment
Credence Systems
Electronics Capital Equipment


Top Venture Capital Holdings

GMP Companies
Biometric Technology
Proact Technologies
Internet/Online
Chorum Technology
Communications Infrastructure
Coventor
Semiconductors
Gateway Learning
Internet/Online
GlobalCommerce Systems
Computer Software
Access Data
Computer Software
V-Commerce
Computer Software
Lifemasters
Computer Software
Petroleum Place
Computer Software


      The Fund is actively managed and its holdings are subject to change.

The Fund invests primarily in the stock of technology companies, including private companies typically not available to the general public. This venture capital investing is highly speculative. Additionally, technology stocks may be sub-ject to increased government regulation and offer limited liquidity. Investments concentrated in one economic sector, such as technology, may be subject to greater price fluctuations than a portfolio of diversified investments. The stocks of smaller companies may be subject to above-average market price fluctuations. Please consult the Fund's prospectus for more information about risk.




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EQNTF8 6/01                              Distributed by Seligman Advisors, Inc.